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                                                              File No. 333-44677
                                                                  Rule 424(b)(3)




                             KEY ENERGY GROUP, INC.

                SUPPLEMENT TO PROSPECTUS DATED FEBRUARY 6, 1998




        Lehman Brothers Inc. as Selling Securityholder is hereby offering for resale $4,675,000 aggregate principal amount of 5% Convertible Subordinated Notes due 2004 (the "Notes") of Key Energy Group, Inc., a Maryland corporation (the "Company"). The Notes are being offered by, and are being sold through Lehman Brothers Inc., at a price of $3,810,125, less a commission of 0.125% to be paid in connection with such resales. The Company will not receive any of the proceeds from the resale of the Notes offered hereby.


        Lehman Brothers Inc. acted as co-manager in the Company's private placement of the Notes in September 1997.



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           The date of this Prospectus Supplement is April 13, 1998.